ASSET PURCHASE AGREEMENT




                                  BY AND AMONG



                                 WILLIAM CORBIN


                             ROCCI J. DELLA MAGGIORE


                             NETWORK CATALYST, INC.


                                       AND


                             MTM TECHNOLOGIES, INC.













                         DATED AS OF SEPTEMBER 17, 2004


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                                TABLE OF CONTENTS
                                                                            Page


ARTICLE I. PURCHASE OF ASSETS..................................................1

     1.1   Purchase and Sale of Assets.........................................1
     1.2   Excluded Assets.....................................................3
     1.3   Nonassignable Contracts, Insurance Contracts and Permits............4

ARTICLE II. ASSUMPTION OF LIABILITIES..........................................5

     2.1   Assumed Liabilities.................................................5
     2.2   Retained Liabilities................................................6

ARTICLE III. PURCHASE PRICE....................................................7

     3.1   Purchase Price......................................................7
     3.2   Additional Purchase Price...........................................8
     3.3   Allocation of Purchase Price........................................9
     3.4   Limitations on the Issuance of Purchaser Common Stock...............9

ARTICLE IV. THE CLOSING.......................................................10

     4.1   Date of Closing....................................................10

ARTICLE V. REPRESENTATIONS AND WARRANTIES.....................................10

     5.1   Representations and Warranties of Seller and the Shareholders......10
     5.2   Representations and Warranties of Purchaser........................25

ARTICLE VI. RESERVED..........................................................28

ARTICLE VII. RESERVED.........................................................28

ARTICLE VIII. DOCUMENTS TO BE DELIVERED AT THE CLOSING........................28

     8.1   Documents to be Delivered by the Shareholders and Seller...........28
     8.2   Documents to be Delivered by Purchaser.............................29

ARTICLE IX. POST-CLOSING COVENANTS............................................30

     9.1   Employees; Employee Benefits Plans.................................30
     9.2   Discharge of Business Obligations..................................30
     9.3   Maintenance of Books and Records...................................30
     9.4   Payments Received..................................................31
     9.5   Use of Name........................................................31
     9.6   UCC Matters........................................................31
     9.7   Financial Statements...............................................31
     9.8   Covenant Not to Compete............................................32
     9.9   Post-Closing Confidentiality.......................................33
     9.10  Post-Closing Notifications.........................................33
     9.11  Certain Tax Matters................................................33
     9.12  Insurance..........................................................33
     9.13  Subordination Agreements...........................................34
     9.14  SEC Filings........................................................34


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     9.15  Termination of Seller's Profit Sharing Plan........................34
     9.16  California Sales Tax Payments......................................34

ARTICLE X. SURVIVAL AND INDEMNIFICATION.......................................35

     10.1  Survival of Representations, Warranties, and Covenants.............35
     10.2  Limitations on Liability...........................................35
     10.3  Indemnification....................................................36
     10.4  Defense of Claims..................................................37
     10.5  Adjustment to Purchase Price.......................................38

ARTICLE XI. RESERVED..........................................................38

ARTICLE XII. MISCELLANEOUS PROVISIONS.........................................38

     12.1  Specific Performance...............................................38
     12.2  Notices............................................................38
     12.3  Expenses...........................................................39
     12.4  Successors and Assigns.............................................39
     12.5  Waiver.............................................................40
     12.6  Entire Agreement...................................................40
     12.7  Amendments and Supplements.........................................40
     12.8  Rights of the Parties..............................................40
     12.9  Brokers............................................................40
     12.10 Further Assurances.................................................41
     12.11 Governing Law......................................................41
     12.12 Severability.......................................................41
     12.13 Counterparts.......................................................41
     12.14 Titles and Headings................................................41
     12.15 Passage of Title and Risk of Loss..................................41
     12.16 Certain Interpretive Matters and Definitions.......................41
     12.17 Bulk Sales.........................................................42
     12.18 Spousal Consent....................................................42


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                      EXHIBIT AND DISCLOSURE SCHEDULE LIST
                      ------------------------------------

Exhibit A              Form of Escrow Agreement
Exhibit B-1            Form of William Corbin Employment Agreement
Exhibit B-2            Form of Richard Wallace Employment Agreement
Exhibit B-3            Form of Stephen Urell Employment Agreement
Exhibit C              Reserved
Exhibit D              Form of Reseller Agreement
Exhibit E-1            Form of William Corbin Option Agreement
Exhibit E-2            Form of Richard Wallace Option Agreement
Exhibit E-3            Form of Stephen Urell Option Agreement
Exhibit E-4            Form of Heidi Reiland Option Agreement
Exhibit F              Form of Subordination Agreement
Exhibit G              Form of Waiver and Release Agreement

Schedule 1.1.1         Accounts Receivable
Schedule 1.1.3         Inventories
Schedule 1.1.4         Personal Property
Schedule 1.1.5         Warranties
Schedule 1.1.6         Intellectual Property
Schedule 1.1.8         Governmental Permits
Schedule 1.1.11        Prepaid Items
Schedule 1.1.14        Miscellaneous Assets
Schedule 1.2.8         Inter-Company Agreements
Schedule 1.2.10        Other Excluded Assets
Schedule 5.1.2         Qualified States
Schedule 5.1.4         Required Consents
Schedule 5.1.6         Non-GAAP Financial Statements
Schedule 5.1.7         Accounts Receivable
Schedule 5.1.9         Absence of Undisclosed Liabilities
Schedule 5.1.11(a)     Contracts and Commitments
Schedule 5.1.11(b)     Contracts and Commitments
Schedule 5.1.12        Title to Assets (Liens)
Schedule 5.1.13        Intellectual Property Liens/Actions/Claims
Schedule 5.1.15(b)     Real Property Leases
Schedule 5.1.16        Insurance
Schedule 5.1.18        Customers and Suppliers
Schedule 5.1.19(a)     Labor Agreements
Schedule 5.1.19(b)     List of Employees and Compensation Agreements
Schedule 5.1.19(c)     Union Matters
Schedule 5.1.19(d)     Labor Matters, Employment Policies
Schedule 5.1.20(a)     Employee Benefit Plans
Schedule 5.1.20(e)     Employee Benefit Plans
Schedule 5.1.21        Litigation
Schedule 5.1.23        Environmental Matters
Schedule 5.1.24        Taxes


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Schedule 5.1.25(b)     Interested Transactions
Schedule 5.1.26        Guarantees and Warranties
Schedule 5.1.28        Interest in Other Entities
Schedule 5.1.29        Addresses of Business
Schedule 5.1.30        Commissions and Finder Fees
Schedule 5.2.3         Purchaser Governmental Consents
Schedule 5.2.7         Purchaser Options and Warrants


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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 17th day of September, 2004, by and among William Corbin, a natural person ("Corbin"), Rocci J. Della Maggiore, a natural person ("Maggiore" and together with Corbin, each a "Shareholder" and collectively, the Shareholders"), Network Catalyst, Inc., a California corporation ("Seller"), and MTM Technologies, Inc., a New York corporation ("Purchaser").

     WHEREAS, the Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of Seller;

     WHEREAS, Seller presently conducts a business of providing information technology security, convergence and infrastructure (the "Business");

     WHEREAS, on the terms and subject to the conditions contained in this Agreement, Seller desires to sell, transfer, and assign to Purchaser, and Purchaser desires to purchase from Seller, all of the Purchased Assets (as hereinafter defined);

     WHEREAS, on the terms and subject to the conditions contained in this Agreement, Seller wishes to assign to Purchaser, and Purchaser is willing to assume, the Assumed Liabilities (as hereinafter defined);

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, promises, and covenants herein contained, the parties hereto agree as follows:

                         ARTICLE I. PURCHASE OF ASSETS
                                    ------------------

     1.1. Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Seller will sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser will purchase and accept, all right, title, and interest of Seller, in and to all rights, properties, and assets of every kind, character, and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, of Seller used or useful in connection with the conduct of the Business or otherwise arising out of the conduct of the Business, in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances of any nature, including licenses, pledges, defect or objection liens, conditional and installment sales agreements, easements, encroachments, or restrictions of any kind and other title or interest retention arrangements, reservations, or limitations of any nature whatsoever (collectively, "Liens") except Permitted Liens (as hereinafter defined), including the rights, properties, and assets described in this Section
1.1 (collectively, the "Purchased Assets") but not including the Excluded
Assets:

          1.1.1 Accounts Receivable. Subject to Section 1.2.2, all accounts or notes receivable of, and any other amounts due to, Seller arising out of the operation of the Business, including such of the foregoing as are listed on
Schedule 1.1.1;

          1.1.2 Contract Rights. All rights and incidents of interest as of the date hereof in and to all contracts, agreements, leases, licenses, joint


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ventures, purchase orders (as vendor or purchaser), commitments, and other agreements and arrangements, whether oral or written of Seller used or useful in the Business (collectively, "Contracts"), including such of the foregoing as are described on Schedule 5.1.11(a);

          1.1.3 Inventories and Stores and Supplies. All raw materials, components, work-in-process, finished products, packaging materials, stores and supplies, spare parts, and samples (collectively, "Inventories"), wherever located, including such of the foregoing as are listed on Schedule 1.1.3;

          1.1.4 Tangible Personal Property. All machinery and equipment, maintenance parts, furniture, fixtures, vehicles, leasehold improvements, and all other tangible personal property, wherever located, including the tangible personal property listed on Schedule 1.1.4 (collectively, the "Tangible Personal Property");

          1.1.5 Manufacturers' and Vendors' Warranties. All rights under manufacturers' and vendors' warranties relating to items included in the Purchased Assets and all similar rights against third persons relating to items included in the Purchased Assets, including such of the foregoing as are listed on Schedule 1.1.5;

          1.1.6 Intellectual Property. All right, title, and interest in and to all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, owned or used by Seller in the operation of the Business, including those listed or described on Schedule 1.1.6, and all trade secrets, technical knowledge, know-how, and other confidential proprietary information and related ownership, use, and other rights of Seller (collectively, the "Intellectual Property");

          1.1.7 Real Property. The rights and incidents of interests of Seller as lessee in and to all real property leases (the "Real Property Leases") listed or described on Schedule 5.1.15(b) in accordance with Section 5.1.15(b), and all of Seller's rights as of the Closing in all of the structures, fixtures, and improvements located thereon (the "Leased Real Property" or, the "Real Property");

          1.1.8 Governmental Licenses, Permits, and Approvals. All rights and incidents of interest of Seller in and to all licenses, permits, franchises, authorizations, orders, registrations, certificates, variances, approvals, and similar rights (collectively, "Permits") issued by any domestic or foreign court, government, governmental agency, authority, entity, or instrumentality ("Governmental Entity") that relate primarily to the Business, including such of the foregoing as are listed in Schedule 1.1.8;

          1.1.9 Books and Records. All the books and records of Seller, including all books and records relating to employees, the purchase of materials, supplies, and services, financial, accounting, and operations matters, product, research and development, manufacture and sale of products, and all customer and vendor lists relating to the operation of the Business and all files and documents (including credit information) relating to customers and


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vendors of the Business (provided that Seller may keep duplicate copies of any records required to be retained by Seller under applicable Law);

          1.1.10 Seller's Name. All Seller's rights to the name Network Catalyst, Inc., and any derivatives thereof;

          1.1.11 Prepaid Items. All prepaid items, deposits, costs, and fees ("Prepaid Items") including such of the foregoing as are listed on Schedule 1.1.11;

          1.1.12 Cash. All cash and cash equivalents in transit, on hand and/or in banks other than cash constituting the Cash Consideration, as hereinafter defined ("Cash");

          1.1.13 Insurance. All contracts of insurance of Seller ("Insurance Contracts"); and

          1.1.14 Miscellaneous Assets. Except for Excluded Assets (as hereinafter defined), such other rights, properties, and assets owned by Seller, wherever located, that are (a) reflected on the Interim Balance Sheet (as hereinafter) or were acquired subsequent to the Interim Balance Sheet Date or
(b) are listed or described in Schedule 1.1.14.

     1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties, and assets (collectively, the "Excluded Assets") will not be included in the Purchased Assets:

          1.2.1 Ordinary Course of Business Dispositions. All of the Inventories which have been sold, transferred, consumed, or otherwise disposed of by Seller prior to the Closing;

          1.2.2 Indebtedness and Accounts Receivables of Nvision.com. All indebtedness of Nvision.com, Inc. ("Nvision"), Nvision Software Technologies, LLC ("Nvision Software"), Network Catalyst Software, LLC ("Network Software" and together with Nvision, Nvision Software and any Affiliate of any thereof (other than Seller), the "Nvision Companies", collectively) and any other Affiliate of Seller or any Nvision Companies, owed to Seller, including, but not limited to indebtedness evidenced pursuant to any and all promissory notes (or other forms of indebtedness) issued to Seller by any of the Nvision Companies on or before the Closing Date, accounts receivable which are payable and owed to Seller by any of the Nvision Companies on or before the Closing Date or any investments made by the Seller in any of the Nvision Companies.

          1.2.3 Contracts Terminated in the Ordinary Course of Business. All Contracts that have terminated or expired prior to the Closing;

          1.2.4 Corporate Documents. Seller's corporate seal, minute books, charter documents, corporate stock record books, and such other books and records as pertain to the organization, existence, or share capitalization of Seller and duplicate copies of such records included in the Purchased Assets as are necessary to enable Seller to file its tax returns and reports or as are otherwise required to be retained by Seller under applicable Law, and any other records or materials relating to Seller generally and not involving or relating to the Purchased Assets or the operation or operations of the Business;


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          1.2.5  Employee Benefit Plans. Each and every Employee Benefit Plan
(as hereinafter defined) and any and all assets and related trusts thereof;

          1.2.6  Reserved.

          1.2.7 Tax Refunds. Seller's rights to receive any refund attributable to, or right of offset against, any Taxes (as hereinafter defined) with respect to the Business attributable to periods ending on or prior to the Closing Date or to the pre-Closing portion of any taxable period that includes but does not end on the Closing Date;

          1.2.8 Intercompany Agreements. Except as listed in Schedule 1.2.8, all Contracts entered into prior to the Closing Date between or among the Shareholders, Seller, or any Affiliate of any of the foregoing;

          1.2.9 Rights under this Agreement. Seller's rights arising out of or relating to this Agreement or the transactions contemplated hereby; and

          1.2.10 Cash and Stock Consideration; Other Excluded Assets. The Cash Consideration, and Stock Consideration and any right, property, or asset which is described on Schedule 1.2.10.

     1.3  Nonassignable Contracts, Insurance Contracts and Permits.

          1.3.1 Nonassignability. Without limiting or otherwise affecting the rights of Purchaser pursuant to Article X, to the extent that any Contract, Insurance Contract or Permit to be assigned pursuant to the terms of Section
1.1.2 or 1.1.8 is not capable of being assigned (each, a "Nonassignable Contract, Insurance Contract or Permit"), without the consent, approval, or waiver of any Person (including a Governmental Entity), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any applicable foreign or United States federal, state, or local law, statute, ordinance, regulation, order, writ, injunction, or decree ("Law"), nothing in this Agreement will constitute an assignment or require the assignment thereof prior to the time at which all consents, approvals, and waivers necessary for such assignment shall have been obtained.

          1.3.2 Seller to Use Best Efforts. Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to assign to Purchaser, any of its rights or obligations in, to, or under any of the Nonassignable Contracts, Insurance Contracts or Permits without first having obtained all consents, approvals, and waivers necessary for such assignment; provided, however, that Seller shall use its best efforts to obtain all such consents, approvals, and waivers prior to and, if the Closing occurs, after the Closing Date; and provided, further, that Seller shall not be required to make any payments in connection with any such assignment (other than in respect of obligations then due under any such Contract, Insurance Contract or Permit).

          1.3.3 If Waivers or Consents Cannot Be Obtained. To the extent and for so long as all consents, approvals, and waivers required for the assignment of any Nonassignable Contracts, Insurance Contracts or Permits shall not have been obtained by Seller, Seller shall use its best efforts to, (a) provide to Purchaser the financial and business benefits of any such Nonassignable


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Contract, Insurance Contract or Permit and (b) enforce, at the request of
Purchaser, for the account of Purchaser, any rights of Seller arising from any such Nonassignable Contract, Insurance Contract or Permit (including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Following the Closing, Seller shall not terminate, modify, or amend any Nonassignable Contract, Insurance Contract or Permit without Purchaser's prior written consent.

                     ARTICLE II. ASSUMPTION OF LIABILITIES
                                 -------------------------

     2.1 Assumed Liabilities. As of the Closing, Purchaser will assume and thereafter in due course pay and fully satisfy, as and when the same shall become due and payable, the following liabilities and obligations (the "Assumed Liabilities") and no other liabilities or obligations:

          (a) all liabilities and obligations of Seller in respect of the Business existing as of the Interim Balance Sheet Date, but only if and to the extent that the same are accrued or specifically reserved for on the Interim Balance Sheet and remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Closing Statement (as hereinafter defined);

          (b) all liabilities and obligations of Seller in respect of the Business arising in the regular and ordinary course of the conduct of the Business consistent with past practice between the Interim Balance Sheet Date and the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Closing Statement (as hereinafter defined);

          (c) all liabilities and obligations of Seller in respect of the Contracts described in Section 1.1.2 except that Purchaser shall not assume or agree to pay, discharge, or perform any:

               (i) liabilities or obligations of the aforesaid character existing as of the Interim Balance Sheet Date and which under GAAP (as hereinafter defined) should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Interim Balance Sheet;

               (ii) liabilities and obligations under any Nonassignable Contract, Insurance Contract or Permit, except to the extent Purchaser has realized the corresponding financial and business benefits and other rights thereunder as contemplated by Section 1.3.3; or

               (iii) except for the Corbin Note (as hereinafter defined), liabilities or obligations arising out of any breach by Seller of any provision of any contract referred to in this Section 2.1(c), including liabilities or obligations arising out of Seller's failure to perform any contract in accordance with its terms prior to the Closing.

          (d) all liabilities and obligations of Seller pursuant to and under that certain promissory note dated June 30, 2004, (the "Corbin Note")


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     issued by the Seller to William Corbin; provided, however, that in no event shall the Purchaser be liable to repay an amount exceeding $200,000 in the aggregate under the Corbin Note; and provided, further, that the Corbin
     Note shall be payable in full on the date twelve months following the date of the Closing.

     2.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge, or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge, or perform, any liability, obligation, or indebtedness of Seller, whether primary or secondary, direct or indirect, other than the Assumed Liabilities. Seller will retain and pay, satisfy, discharge, and perform in accordance with the terms thereof, all liabilities and obligations other than the Assumed Liabilities to the extent specifically provided in Section 2.1, including those set forth below (such liabilities and obligations retained by Seller being referred to herein as the "Retained Liabilities"):

          (a) all liabilities or obligations of Seller or any predecessor or Affiliate thereof which relate to any of the Excluded Assets;

          (b) all liabilities or obligations of Seller or any predecessor or Affiliate thereof for or relating to Taxes, whether relating to or arising out of the Business, the Purchased Assets or otherwise, fixed or contingent, disclosed or undisclosed, and with respect to any Transfer Tax (as hereinafter defined) arising from or in connection with the transfer or the sale of the Business, Purchased Assets or the Assumed Liabilities;

          (c) all liabilities or obligations of Seller arising out of or relating to this Agreement or the transactions contemplated hereby (including any prior efforts to sell or otherwise dispose of the Purchased Assets or the Business or any portion thereof), and all liabilities or obligations for any legal, accounting, investment banking, brokerage, or similar fees or expenses incurred by Seller in connection with, resulting from, or attributable to, the transactions contemplated by this Agreement;

          (d) subject to Section 2.1(d), all liabilities or obligations for any indebtedness for borrowed money incurred with respect to the Business prior to the Closing Date;

          (e) all liabilities and obligations of Seller or any predecessor or Affiliate of Seller resulting from, caused by, or arising out of, directly or indirectly, the conduct of the Business or ownership or lease of any of the Purchased Assets or any properties or assets previously used in the Business at any time prior to or on the Closing Date as constitute, may constitute, or are alleged to constitute a tort, breach of contract, or violation or requirement of any Law of any Governmental Entity, or which relate to, result in, or arise out of, the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund, or other environmental cleanup or remedial Laws, occupational safety and health Laws, or other Laws;


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          (f)  all claims for severance, other employee benefits (including benefits mandated by Law), or other compensation or damages by or on behalf of any employees (present or former), agents, or independent contractors of Seller or by or on behalf of any Governmental Entity in respect of employees (present or former), agents, or independent contractors of Seller involving any alleged employment loss, violation of any Law, or termination of employment actually or constructively (by operation of Law or pre-existing contract, including any liability for severance), all liabilities and obligations of Seller or any predecessor or Affiliate of Seller with respect to employees (present or former), agents, or independent contractors of Seller under any Employee Benefit Plan, or in respect of payments for unemployment compensation or unemployment insurance, all liabilities and obligations with respect to physical, mental, or other health conditions of employees (present or former), agents, or independent contractors of Seller existing prior to or at the Closing and all other obligations in respect of employees (present or former), agents, or independent contractors of Seller relating to periods of employment ending on or prior to the Closing Date;

          (g) all liabilities and obligations of Seller to any of the Nvision Companies;

          (h) all liabilities and obligations with respect to any and all accrued and unpaid California sales tax, and any interest and penalty payments thereon, owed by Seller to the appropriate taxing authority in the State of California;

          (i) all liabilities and obligations relating to vehicles owned or leased by Seller; and

          (j) all liabilities and obligations for finder's, broker's and other fees and expenses of Broadview.

                          ARTICLE III. PURCHASE PRICE
                                       --------------

     3.1 Purchase Price. In addition to assuming the Assumed Liabilities, Purchaser will pay for the Purchased Assets and the covenants of the Shareholders and Seller included herein, an aggregate purchase price consisting of (i) $4,366,933.09 in cash (the "Cash Consideration"), (x) $3,800,000 of which shall be paid on the Closing Date by wire transfer of immediately available funds to such account as shall have been designated by Seller to Purchaser prior to the Closing; (y) $200,000 (the "Cash Deposit") of which shall be paid on the Closing Date to JPMorgan Chase Bank, as escrow agent (the "Escrow Agent"), to be held and distributed pursuant to the terms of the Escrow Agreement to be executed by and among Seller, Purchaser, and the Escrow Agent in the form of Exhibit A attached hereto (the "Escrow Agreement"); and (z) $366,933.09 of which shall be paid on the Closing Date by wire transfer of immediately available funds to the appropriate taxing authority in the State of California with respect to Seller's accrued and unpaid California sales tax obligations and (ii) 500,000 shares of the Purchaser's common stock, $.001 par value ("Purchaser Common Stock") to be issued to Seller (the "Stock Consideration" and together with the Cash Consideration and any amounts paid under Section 3.2, the "Purchase Price"), a certificate representing 400,000 shares of which shall be issued and delivered to Seller and a certificate representing 100,000 shares (the "Stock Deposit" and together with the Cash Deposit, the "Escrow Deposit") of which shall be registered in the name of Seller and delivered to the Escrow Agent to be held and distributed pursuant to the terms of the Escrow Agreement.


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The Stock Consideration shall be issued and delivered to Seller and the Escrow
Agent as soon as practicable after the Closing. All shares of Purchaser Common Stock delivered under this Agreement shall be unregistered shares pursuant to a private placement of Purchaser Common Stock and shall contain the following legend:

          "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

          THE ISSUER IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS AND TO ISSUE SHARES IN MORE THAN ONE SERIES OF AT LEAST ONE CLASS. THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

     3.2  Additional Purchase Price.

          (a) In the event that as of the end of any fiscal quarter, the EBITDA attributable to the Business during the period beginning October 1, 2004 and ending on September 30, 2005 (the "Earnout Period") equals or exceeds $2,000,000, then Purchaser shall (x) pay to Seller $960,000 in cash which shall be paid by wire transfer of immediately available funds to such account of Seller as shall have been designated by Seller to Purchaser and
     (y) issue to Seller a certificate representing the number of shares of Purchaser Common Stock determined by dividing $240,000 by the greater of
     (A) the average trading price of Purchaser Common Stock for the 20 business days ending immediately preceding the end of the Earnout Period and (B) $2.15 (the amounts payable to Seller pursuant to clauses (x) and (y) above collectively, the "Seller Earnout Consideration"). A used herein the term "EBITDA" means net income as determined in accordance with GAAP applied in a manner consistent with the application of those principles in the Interim Balance Sheet less (i) any applicable interest income or expense, (ii) any income tax expenses or credits and (iii) any applicable depreciation and amortization expense.

          (b) No later than 90 days after the end of each fiscal quarter of the Earnout Period, the Purchaser shall provide Seller with a written calculation of the EBITDA attributable to the Business as of such fiscal quarter. In the event that the calculation of the EBITDA for any given fiscal quarter of the Earnout Period is the subject of a dispute between the Seller and Purchaser and such amount can not be established by agreement between the Chief Executive Officer of the Purchaser and William Corbin, then Seller and Purchaser shall retain the services of Goldstien, Golub Kessler LLP ("GGK") to determine EBITDA for such fiscal quarter. Any such determination made by GGK, upon confirmation by Squar, Milner, Reehl & Williamson, LLP ("Milner"), shall be final and binding on both Seller and Purchaser. Any and all expenses incurred in connection with the retention of GGK and/or Milner shall be borne by Seller and Purchaser equally. The Seller Earnout Consideration shall be paid on the 90th day following the end of the fiscal quarter in which it is earned; provided, however, that if there is a dispute regarding the calculation of the EBITDA as of such fiscal quarter, the Seller Earnout Consideration shall be paid promptly following the resolution of such dispute in accordance with this Section 3.2(b).

     3.3 Allocation of Purchase Price. The Purchase Price (including, for purposes of this Section 3.3., the Assumed Liabilities) shall be allocated among the Purchased Assets in accordance with the requirements of Section 1060 of the Code. No later than sixty (60) days after the Closing Date, Seller and Purchaser shall agree upon the allocation of the portion of the Purchase Price (including the Assumed Liabilities) for the Purchased Assets paid at Closing and, thereafter, shall agree upon the allocation of any portion of the Purchase Price paid pursuant to Section 3.2 promptly following payment thereof (the "Allocation"). Purchaser and Seller each shall prepare and timely file all Tax Returns (as hereinafter defined) (including, if applicable, IRS Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such Tax Returns make any allocation which is contrary to the Allocation. Purchaser and Seller shall consult with each other with respect to all issues related to such Allocation in connection with any Tax audit, controversy, or litigation.

     3.4 Limitations on the Issuance of Purchaser Common Stock. Notwithstanding any provision of this Agreement to the contrary, in the event that any required issuance of Purchaser Common Stock to Seller and the Shareholders under the terms of this Agreement, when combined with all prior issuances of Purchaser Common Stock to Seller and the Shareholders under this Agreement (and any other issuances which for purposes of the Nasdaq Marketplace Rules are required to be included in such calculation) would result in the aggregate issuance of (x) Purchaser Common Stock with voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before the issuance of such shares; or (y) a number of shares of Purchaser Common Stock equal to or in excess of twenty percent (20%) of the number of shares of Purchaser Common Stock outstanding before the issuance of such shares, then in either case Purchaser shall have the right to make such payment under this Agreement in cash to the extent necessary to avoid the occurrence of an event described in (x) or (y). Any such reallocation of payments from Purchaser Common Stock to cash shall be done pro rata as between Seller and the Shareholders, as applicable.

                            ARTICLE IV. THE CLOSING
                                        -----------

     4.1 Date of Closing. The consummation of the purchase and sale of the Purchased Assets contemplated hereby (the "Closing") shall take place on the date hereof, at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022. The date on which the Closing is effected, being the date of this Agreement, is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in
Article VIII.

                   ARTICLE V. REPRESENTATIONS AND WARRANTIES
                              ------------------------------

     5.1 Representations and Warranties of Seller and the Shareholders. Each of Seller, Corbin and Maggiore, jointly and severally, makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

          5.1.1 Organization . Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Seller has the requisite corporate power and authority to own, lease, or otherwise hold the Purchased Assets owned, leased, or otherwise held by it and to carry on the Business as presently conducted by it.

          5.1.2 Good Standing. Seller is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the Purchased Assets or on the financial condition, prospects, financial projections, or results of operations of the Business taken as a whole or (ii) on the ability of Seller to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby. The states in which Seller is so qualified are listed on Schedule 5.1.2.

          5.1.3 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to this Agreement (the "Seller Ancillary Documents") and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by Seller of this Agreement and the Seller Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary corporate and shareholder action on the part of Seller. This Agreement and each Seller Ancillary Document have been duly executed and delivered by duly authorized officers of Seller and, assuming the due execution and delivery of this Agreement and, as applicable, any Seller Ancillary Document, by Purchaser, constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.1.4 No Restrictions Against Sale of the Purchased Assets; Required Consents. The execution and delivery of this Agreement and each Seller Ancillary Document by Seller does not and the performance by Seller of the transactions contemplated hereby or thereby to be performed by any of them will not (a) conflict with or violate any provision of the articles or certificate of incorporation or by-laws (or other organizational documents) of Seller, (b) except as set forth on Schedule 5.1.4, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, any provision of any Contract or Permit to which Seller is a party or by which it or any of its properties are bound, (c) constitute a violation of any Law applicable to any of Seller or the Purchased Assets, or (d) result in the creation of any Lien (other than any Permitted Lien) upon any of the Purchased Assets, except in the case of clauses
(b) or (c) above, for such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or any Seller Ancillary Document by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it, except for
(i) such of the foregoing as are listed or described on Schedule 5.1.4, or (ii) any filings, if required, with the United States Federal Trade Commission and United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          5.1.5 No Third Party Options. There are no existing agreements with, options, or rights of, or commitments to any person to acquire any of the Purchased Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice with respect to the sale of Inventory and the provision of services by Seller.

          5.1.6 Financial Statements. Seller has delivered to Purchaser true and complete copies of the audited balance sheets of Seller at December 31, 2003 and at June 30, 2004, and the related statements of operations and accumulated deficit and cash flow for the fiscal years or interim period then ended, certified by Seller's independent public accounting firm and the reviewed balance sheets of Seller at December 31, 2002 and the related statements of operations and retained earnings (accumulated deficit) and cash flow for the fiscal year then ended, certified by Seller's independent public accounting firm (collectively, the "Financial Statements"). Except as set forth on Schedule 5.1.6, such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and such balance sheets, including the related notes, fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of Seller at the dates indicated and such statements of operations and cash flow fairly present the results of operations and cash flow of Seller for the periods indicated. References in this Agreement to the "Interim Balance Sheet" shall mean the balance sheet of the Business as of June 30, 2004 referred to above, and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to June 30, 2004.

          5.1.7 Accounts Receivable. Except as set forth in Schedule 5.1.7, the accounts receivable of Seller arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine;

have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice; and, to the knowledge of the Seller and the Shareholders, are not subject to valid defenses, set-offs, or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

          5.1.8 Inventory. All Inventory of Seller used in the conduct of the Business, including raw materials, work-in process, and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity, and condition usable, leasable, or saleable in the ordinary course of the Business; is valued at the lower of cost or market; and is not subject to any write-down or write-off. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers.

          5.1.9  Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.1.9, Seller has no liabilities or obligations with respect to the Business except (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged, (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on Schedule 5.1.11(a) or not required to be disclosed because of the term or amount involved and (c) those liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. For purposes of this Agreement, the term "liabilities" shall include, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

          5.1.10 Books of Account. The books, records, and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. To the knowledge of the Shareholders and Seller, Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business, or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of the Business.

          5.1.11  Contracts and Commitments.

          (a) Except as described on Schedule 5.1.11(a), Seller is not a party to any written or oral:

               (i) employment or consulting Contract with an employee or former employee, director, agent, consultant, or similar representative;

               (ii)   collective bargaining agreement with any labor union;

               (iii) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third person which supplies services to the Seller, involving in excess of $25,000 individually or $100,000 in the aggregate;

               (iv) Contract to sell or supply products or to perform services in excess of $25,000 individually or $100,000 in the aggregate;

               (v) Contract for capital expenditures or the acquisition or construction of fixed assets involving in excess of $25,000 for any single project or in excess of $100,000 in the aggregate;

               (vi) Contract relating to cleanup, abatement, remediation, or other actions in connection with, or which result or may reasonably be expected to result in the incurrence of, Environmental Costs and Liabilities (as hereinafter defined);

               (vii) Contract granting to any Person a first-refusal, first-offer, or similar preferential right to purchase or acquire any of the Purchased Assets;

               (viii) any indenture, mortgage, loan, letter of credit, or other credit Contract under which the Seller has borrowed or is entitled to borrow any money or issued any note, bond, indenture, or other evidence of indebtedness for borrowed money, or any indemnity, guarantee, or other contingent liability in respect of any indebtedness or obligation of any other Person;

               (ix) Contract with any manufacturer's representative, distributor, or other sales agent;

               (x) Contract under which Seller is (A) a lessee of, or holds or uses, any material machinery, equipment, vehicle, or other tangible personal property owned by any other Person, (B) a lessor of, or makes available for use by any other Person, any material tangible personal property owned by any Seller, or (C) a lessee of, or holds or uses, any Leased Real Property;

               (xi) management service, investment advisory, investment banking, or other similar Contract;

               (xii) Contract limiting the freedom of Seller to sell any products or services of any other Person, engage in any line of business, or to compete with or obtain products from any other Person;

               (xiii) Contract pursuant to which Seller has agreed to indemnify or hold harmless any Person;

               (xiv) Contract with any officer, director, Affiliate, or stockholder of Seller or with any holder of any securities convertible into or exchangeable or exercisable for any shares of capital stock of Seller;

               (xv) Contract for any charitable or political contribution relating to the Business;

               (xvi) license, franchise, distributorship, or other Contract which relates in whole or in part to any software, patent, trademark, trade name, service mark, or copyright or to any ideas, technical assistance, or other know-how of or used by Seller in the conduct of the Business; or

               (xvii) material Contract relating to the Business not made in the ordinary course of business.

          (b) Each of the agreements, contracts, and other instruments, documents, and undertakings listed or required to be listed on Schedule 5.1.11(a), or not required to be listed therein because of the amount thereof, under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; Seller is, and to the Shareholders' and Seller's knowledge all other parties thereto are, in compliance with the provisions thereof; Seller is not, and to the Shareholders and Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such agreement, contract, instrument, document, or undertaking, in the reasonable opinion of Seller and the Shareholders, contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply. Except as listed on Schedule 5.1.11(b), no written or oral agreement, contract, or commitment described or required to be described on
     Schedule 5.1.11(b) requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

          5.1.12 Title to Assets. Except as listed or described on Schedule 5.1.12, Seller has, and following the Closing, Purchaser will have, good, valid, and marketable title to the Purchased Assets free and clear of all Liens, other than (a) Liens for Taxes, assessments, and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (b) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business consistent with past practice. The items referred to in the immediately preceding sentence are hereinafter referred to as "Permitted Liens."

          5.1.13 Intellectual Property. The Intellectual Property includes all of the intellectual property rights owned or licensed by Seller and used in the operation of the Business. Except as set forth on Schedule 5.1.13, Seller has good, marketable, and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property, free and clear of all Liens, and to transfer the same to Purchaser and no Person other than Seller has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market, or exploit the Intellectual Property or any portion thereof. Except as set forth in
Schedule 5.1.13, there are no pending, or to the knowledge of the Shareholders and Seller, threatened actions of any nature affecting the Intellectual Property. Schedule 5.1.13 lists all notices or claims currently pending or received by Seller which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information. Except as set forth on Schedule 5.1.13, and to the knowledge of the Shareholders or Seller, no reasonable basis upon which any claim may be asserted against Seller for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information held or owned by another Person. All letters patent, registrations, and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other Contracts pursuant to which Seller uses any of the Intellectual Property, are valid and subsisting, have been properly maintained. Neither Seller (nor to the knowledge of the Shareholders and Seller, any other Person), is in default or violation thereunder.

          5.1.14 Sufficiency and Condition of Assets. The Purchased Assets constitute all of the rights, properties, and assets of every kind, character, and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, that are reasonably necessary to operate the business as currently conducted by Seller. All the Purchased Assets are in reasonably good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform in all material respects to all applicable Laws and Permits relating to their construction, use, and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or reasonably necessary to the operation of the Business, and no Affiliates of Seller are engaged in the conduct of the Business as now conducted.

          5.1.15 Real Property.

          (a) Owned Real Property. The Seller does not own any real property in fee.

          (b)  Leased Real Property. With respect to the Leased Real Property:

               (i) Schedule 5.1.15(b) describes each Real Property Lease by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether Seller may assign the Real Property Lease to Purchaser; and

               (ii) each Real Property Lease is in full force and effect and, except as contemplated hereby, has not been assigned, modified, supplemented, or amended, and none of Seller, or the landlord or sublandlord under any Real Property Lease is in default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease; and

          (c) No Violations. The Real Property and the present uses thereof comply in all material respects with all applicable Laws, and Seller has not received any notice, oral or written, from any Governmental Entity, and neither the Shareholders nor Seller has any reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any applicable Laws.

          5.1.16 Insurance. To the knowledge of the Shareholders and Seller, Seller has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of Law and of all contracts to which Seller is a party or by which it is bound. Set forth in
Schedule 5.1.16 is a list of all fire, liability, and other forms of insurance and all fidelity bonds held by or applicable to Seller, the Purchased Assets, or the Business, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage, and annual premium. Except as set forth in Schedule 5.1.16, no event relating to Seller, the Purchased Assets, or the Business has occurred which can reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the Shareholders' or Seller's knowledge, no threat has been made to cancel any insurance policy of Seller during such period. To the knowledge of the Shareholders and Seller, no event has occurred, including the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Seller under any such insurance policies.

          5.1.17 Conduct of the Business Since the Interim Balance Sheet Date. Since the Interim Balance Sheet Date, Seller has not:

          (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

          (b) sold, encumbered, assigned, or transferred any assets or properties which would have been included in the Purchased Assets, except for the sale of obsolete or worn out equipment and the sale of Inventory in the ordinary course of business consistent with past practice;

          (c) made or suffered any amendment or termination of any contract listed on Schedule 5.1.11, or Permit, or cancelled, modified, or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

          (d) suffered any damage, destruction, or loss, whether or not covered by insurance, of any item or items carried on its books of account individually or in the aggregate at more than $25,000, or suffered any repeated, recurring, or prolonged shortage, cessation, or interruption of supplies or utility or other services required to conduct the Business;

          (e) received notice or had knowledge of any actual or threatened labor trouble, strike, or other material occurrence, event, or condition of any similar character;

          (f) made commitments or contracts for capital expenditures or capital additions or betterments exceeding $25,000 individually or $100,000 in the aggregate, except such as may be involved in ordinary repair, maintenance, or replacement of the Purchased Assets;

          (g) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (h) changed any of the accounting principles followed by it or the methods of applying such principles;

          (i) entered into any transaction other than in the ordinary course of business consistent with past practice; or

          (j) suffered any event or circumstance that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

          5.1.18 Customers and Suppliers. Schedule 5.1.18 sets forth (a) a list of the ten largest customers of Seller based on sales during the fiscal year ended December 31, 2003 and the six (6) months ended June 30, 2004, showing the approximate total sales by Seller to each such customer during such periods, and
(b) a list of the ten largest suppliers of Seller based on purchases during the fiscal year ended December 31, 2003, and the six (6) months ended June 30, 2004, showing the approximate total purchases by Seller from each such supplier during such periods. Except as described on Schedule 5.1.18, there has not been any adverse change in the business relationship of Seller with any customer or supplier named in Schedule 5.1.18, and neither the Shareholders nor Seller has any reason to believe that there will be any such adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

          5.1.19 Labor Matters.

          (a) None of Seller, nor any Affiliate of Seller is a party to or bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance, tuition assistance, service award, section 125 cafeteria, vacation, salary continuation, or other incentive or welfare contract, plan, or arrangement relating to the Business except as set forth on Schedule 5.1.19(a) or 5.1.20.

          (b) Schedule 5.1.19(b) hereto contains a true and complete list of all Persons employed by the Seller in connection with the Business, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 5.1.19(a) or

     5.1.20(a)), and a list of other terms of any and all agreements affecting such Persons. Neither the Shareholders nor Seller has any reason to believe that any employee material to the Business will terminate his or her employment with the Business as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

          (c) Except as described on Schedule 5.1.19(c), Seller has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Neither the Shareholders nor Seller has any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller. There is no labor strike, slowdown, work stoppage, lockout, or material labor dispute actually pending or, to the knowledge of the Shareholders and Seller, threatened against or affecting Seller with respect to the Business.

          (d) Except as described on Schedule 5.1.19(d), Seller does not, with respect to employees, (i) have any written personnel policy applicable to such employees, (ii) is or within the past five years has been in violation in any material respect of any applicable Laws regarding employment and employment practices, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those Laws relating to terms and conditions of employment, wages and hours, occupational safety and health, and workers' compensation or is engaged in any unfair labor practices,
     (iii) have any unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board, (iv) have any grievances pending or threatened against it, and (v) have any charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.

          5.1.20 Employee Benefit Plans.

          (a) Set forth on Schedule 5.1.20(a) is a list of each employee benefit plan (whether or not within the meaning of ERISA Section 3(3)), multiemployer plan (within the meaning of ERISA Section 3(37) or 4001(a)(3)), written or oral employment or consulting agreement, change in control agreement, severance pay plan or agreement, agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee of the Business and which is, or at any time during the six year period preceding the Closing Date was, sponsored or maintained by (or to which contributions are, or at any time during the six year period preceding the Closing Date were, or were required to have been, made by) either (i) the Seller, or (ii) any other organization which together with the Seller is treated as a single employer under Internal Revenue Code of 1986, as amended (the "Code"), Section 414(b), (c), (m) or (o) (an "ERISA Affiliate"). Each and every such plan, program, policy, practice, arrangement and agreement is hereinafter referred to as an "Employee Benefit Plan."

          (b) Seller has provided to Purchaser (i) current, accurate and complete copies of each Employee Benefit Plan (including any amendments thereto), trust agreement, insurance or annuity contract, and all summary plan descriptions, summaries of material modification, general notices to employees or beneficiaries and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each Employee Benefit Plan required to have an audited financial statement; (iii) copies of the most recent determination letters with respect to any Employee Benefit Plan which is intended to qualify under the Code Section 401(a) (a "Qualified Plan"); (iv) copies of the three most recent actuarial reports with respect to each Employee Benefit Plan required to have an actuarial report; and (v) copies of the three most recent annual reports (Forms 5500) with respect to each Employee Benefit Plan required to file an annual report.

          (c) No Employee Benefit Plan is or has been subject to Title IV of ERISA or Code Section 412.

          (d) No Employee Benefit Plan provides for any post-employment life, medical, dental or other welfare benefits (whether or not insured) for any current or former employee except as required under Code Section 4980B,
     Part 6 of Subtitle B of Title I of ERISA or applicable state or local law.

          (e) Except as set forth on Schedule 5.1.20(e), with respect to each Employee Benefit Plan:

               (i) the Seller and each ERISA Affiliate has complied in all material respects with all provisions of such plan, and with ERISA, the Code and other applicable laws and regulations, and no act or omission by the Seller, each ERISA Affiliate, or any fiduciary of any such plan has occurred, no event has occurred and no condition exists that will or could be expected to give rise to liability for a breach of fiduciary responsibilities under ERISA, or to any fines, penalties, excise taxes, corrective payments, fees, sanctions or other payments under ERISA, the Code or other applicable laws or regulations;

               (ii) each such plan which is a Qualified Plan has received from the United States Internal Revenue Service (the "IRS") a favorable determination letter as to its qualification under the Code, which determination reflects consideration of the changes in the qualification requirements made by the Uruguay Round Agreements Act, the Taxpayer Relief Act of 1997, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust;

               (iii) none of the Seller, any ERISA Affiliate or any other person has engaged in a prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) which would subject either the

          Seller or any ERISA Affiliate to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Section 409 or 502(i);

               (iv) there are no investigations, applications or other matters initiated by the Seller or by any governmental agency that are pending before the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation or any other federal, state or local governmental agency;

               (v) all contributions, insurance and annuity premiums and salary deferrals elected by an employee or required to have been made by the Seller or any ERISA Affiliate under law or under the terms of any such plan for all complete and partial periods up to and including the date hereof have been made or will be made to the appropriate plan on or before such date; and

               (vi) there are no actions, investigations, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened, and there are no facts which could give rise to any such actions, investigations, suits or claims (other than routine claims for benefits in the ordinary course), which could subject either the Seller or any ERISA Affiliate to any liability.

          (f) Neither the Seller nor any ERISA Affiliate has made any representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such plan as in effect immediately prior to the Closing Date.

          5.1.21 Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to the Shareholders or Seller's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Except as listed or described on Schedule 5.1.21(a) or 5.1.23, there are no (i) lawsuits, claims, administrative, or other proceedings or investigations relating to the conduct of the Business pending or, to the Shareholders' or Seller's knowledge, threatened by, against, or affecting Seller, or any of the Purchased Assets or (ii) judgments, orders, or decrees of any Governmental Entity binding on the Seller, or any of the Purchased Assets.

          5.1.22 Compliance With Law; Permits. To the knowledge of the Shareholders and Seller, Seller has complied in all material respects with each Law to which Seller or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing. To the knowledge of the Shareholders and Seller, Seller owns, holds, possesses, or lawfully uses in the operation of the Business all Permits which are in any manner necessary for it to conduct the Business as now or previously conducted or for the ownership and use of the Purchased Assets, free and clear of all Liens (other than Permitted Liens) and in compliance in all material respects with all Laws. All such Permits are listed and described on Schedule
1.1.8. To the knowledge of the Shareholders and Seller, Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Permits. To the knowledge of the Shareholders and Seller, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. To the knowledge of the Shareholders and Seller, none of such Permits will be adversely affected by consummation of the transactions contemplated hereby. To the knowledge of the Shareholders and Seller, no shareholder, director, officer, employee, or former employee of Seller, or any Affiliates of Seller, or any other Person, owns or has any proprietary, financial, or other interest (direct or indirect) in any Permits which Seller owns, possesses, or uses in the operation of the Business as now or previously conducted.

          5.1.23  Environmental Matters. Except as set forth in Schedule 5.1.23:

          (a) to the knowledge of the Shareholders and Seller, the operation of the Business is in compliance in all material respects with all applicable Environmental Laws;

          (b) there are no judicial or administrative actions, proceedings, or investigations pending or, to the Shareholders or Seller's knowledge, threatened against Seller alleging the violation of, or liability pursuant to, any Environmental Law or Environmental Permit;

          (c) To the knowledge of the Shareholders and Seller, neither Seller nor any of its Subsidiaries is subject to Environmental Costs and Liabilities with respect to Hazardous Materials, and no facts or circumstances exist which could reasonably be likely to result in Seller incurring Environmental Costs and Liabilities with respect to compliance with the Environmental Laws applicable to the Hazardous Materials.

          (d) For purposes of this Agreement:

               "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs, and expenses (including fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and the costs of investigation and feasibility studies, remedial, or removal actions and cleanup activities) arising from or under any Environmental Law or any order or agreement now in effect with any Governmental Entity or other Person.

               "Environmental Law" means any Law (including common law) relating to the environment, natural resources, or public and employee health and safety including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. ss. 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss.651, et, seq., as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

               "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law.

               "Hazardous Material" means any substance, material, or waste which is regulated by any Governmental Entity, including, any material, substance, or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste," or "toxic substance" under any provision of Environmental Law, including, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde, and polychlorinated biphenyls.

          5.1.24  Taxes.

          (a) All Tax Returns (as hereinafter defined) that are required to be filed on or before the date hereof by Seller have been duly filed on a timely basis with the appropriate federal, state, local, and foreign governments or foreign agencies. All such Tax Returns were complete and accurate in all material respects. All Taxes owed by Seller have been paid by it, whether or not such Taxes are disputed. Seller has not executed or filed with the IRS or any other taxing authority any agreement extending the period for filing any Tax Return.

          (b) No claim for assessment or collection of Taxes has been asserted against Seller. Seller is not a party to any pending action, proceeding, audit, or investigation by any Governmental Entity for the assessment or collection of Taxes nor do the Shareholders or Seller have knowledge of any such threatened action, proceeding, or investigation.

          (c) No waivers of statutes of limitation in respect of any Tax Returns have been given or requested by Seller, nor has Seller, agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Governmental Entity in a jurisdiction where Seller does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor is Seller aware that any such assertion of jurisdiction is threatened. No security interests have been imposed upon or asserted against any of the Purchased Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax.

          (d) Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor, or other third Person.

          (e) The performance of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code. None of the Purchased Assets is (i) "tax-exempt use" property within the meaning of Section 168(h) of the Code; (ii) required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; or (iii) "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

          (f) Seller is not a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement, or similar agreement, arrangement, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, private letter ruling, or other agreement relating to Taxes with any Tax authority).

          (g) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, custom duties, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, ad valorem stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, fine or addition thereto, whether disputed or not and shall include any transferee or successor liability in respect of Taxes, any liability under a tax sharing arrangement or tax indemnity agreement, or otherwise. The term "Tax Return" means any return, declaration, report, claim for refund, or separate election information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (h) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

          (i) Seller is an "S" corporation as defined in Section 1361 of the Code and has been an S corporation at all times since its formation. Seller is treated as an S corporation in each state in which it files Tax Returns.

          5.1.25 Certain Business Practices and Regulations; Potential Conflicts of Interest.

          (a) Neither Seller, nor to the best knowledge of Seller and Shareholders, any directors, officers, agents, or employees of Seller has
     (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity,
     (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          (b) Except as disclosed on Schedule 5.1.25(b), none of the officers or directors or Affiliates of the Shareholders, Seller, or any Person controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant, or agent of, any Person which is a competitor, lessor, lessee, or customer of, or supplier of goods or services to, the Business, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property the use of which is necessary for the Business, or (iii) has any cause of action or other suit, action, or claim whatsoever against, or owes any amount to Seller other than claims in the ordinary course of business.

          5.1.26 Warranties and Returns. Schedule 5.1.26 sets forth a summary of present practices and policies followed by Seller with respect to guarantees, warranties, and servicing of any products manufactured or sold and services rendered by it, whether such practices and policies are oral or in writing or are deemed to be legally enforceable. Except as set forth on Schedule 5.1.26, to the knowledge of the Shareholders and Seller, there are no written statements, citations, or decisions by any Person stating that any product actually sold by Seller is defective or unsafe or fails to meet any standards promulgated by any such Person.

          5.1.27 Disclosure. No representation or warranty by the Shareholders or Seller contained in this Agreement, and no statement contained in any document (including the financial statements referenced in Section 5.1.6, the Seller Ancillary Documents, the closing documents delivered pursuant to Article VIII and the Schedules hereto), list, certificate, or other instrument furnished or to be furnished by or on behalf of the Shareholders or Seller to Purchaser or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate, or other instrument.

          5.1.28 No Interest in Other Entities. Except for interests in the Person described in Schedule 5.1.28, no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person is included in the Purchased Assets.

          5.1.29 Acquisition of Shares. Each of Seller and the Shareholders are acquiring their interests in the Purchaser Common Stock acquired or to be acquired under the terms of this Agreement for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller and each Shareholder is an "accredited investor" as such term is defined in Regulation D under the 1933 Act. Seller and each Shareholder (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Common Stock and is capable of bearing the economic risks of such investment. Seller and the Shareholders acknowledge and agree that (i) prior to the date hereof each such party has carefully reviewed Purchaser's (a) Annual Report on Form 10-K for the year ended March 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and Current Reports on Form 8-K filed since the date thereof and (b) Purchaser's definitive proxy statements relating to Purchaser's meeting of shareholders (whether annual or special) held since April 1, 2004 (the items in clauses (a) and (b) collectively, the "SEC Reports"). Seller and the Shareholders had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby and to obtain any additional information from the Purchaser. Seller and the Shareholders acknowledge and agree that the Purchaser Common Stock acquired or to be acquired under the terms of this Agreement has not been registered under the 1933 Act or any applicable state securities or "blue sky" laws and that such shares of Purchaser Common Stock must be held indefinitely unless subsequently registered under the 1993 Act and all applicable state securities and "blue sky" laws or unless an exemption from such registration is available and that the Company's principal place of business and each Shareholders' principal address is at the addresses identified on Schedule 5.1.29 hereto.

          5.1.30 Commissions and Finders Fees. Except as set forth on Schedule 5.1.30, neither the Shareholders nor Seller nor any Person acting on the behalf of the Shareholders or Seller has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

          5.1.31 Effect of Agreement. This Agreement, and the other agreements entered into by each Shareholder pursuant to the terms of this Agreement (the "Shareholder Ancillary Documents") have been duly executed and delivered by such Shareholder and, assuming the due execution and delivery of this Agreement and, as applicable, any Shareholder Ancillary Document, by Purchaser, constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.2 Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to the Shareholders and Seller each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by the Shareholders or Seller.

          5.2.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted.

          5.2.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement (the "Purchaser Ancillary Documents") and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each Purchaser Ancillary Document have been duly executed and delivered by duly authorized officers of Purchaser and, assuming the due execution and delivery of this Agreement and, as applicable, any Purchaser Ancillary Document, by the Shareholders and Seller, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity

(regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.2.3 No Restrictions Against Purchase of the Assets. The execution and delivery of this Agreement and each Purchaser Ancillary Document by Purchaser does not and the performance by Purchaser of the transactions contemplated hereby or thereby to be performed by it will not (a) conflict with or violate the certificate or articles of incorporation (or other organizational documents) or by-laws of Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of any contract or permit to which Purchaser is a party or by which it is bound, or (c) constitute a violation of any Law, except in the case of clauses (b) or (c) above, for such conflicts, violations, breaches, or defaults that would not, individually or in the aggregate, (i) materially impair the ability of Purchaser to perform its obligations hereunder or (ii) prevent or materially delay the consummation of the purchase and sale of the Purchased Assets contemplated hereby. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it, except for (i) such of the foregoing are listed or described on Schedule
5.2.3 or (ii) any filings, if required, with the Federal Trade Commission or Department or Justice pursuant to the HSR.

          5.2.4 Authorization of Shares. The issuance, sale and delivery of the Purchaser Common Stock to Seller has been duly authorized by all requisite corporate action by Purchaser and the Purchaser Common Stock to be issued to Seller, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens and not subject to preemptive or other similar rights of the shareholders of Purchaser .

          5.2.5 Compliance With Law; Permits. Except as disclosed in the SEC Reports, Purchaser has complied in all material respects with each Law to which Purchaser or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing.

          5.2.6 Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement. Except as disclosed in the SEC Reports there are no (i) lawsuits, claims, administrative, or other proceedings or investigations relating to the conduct of Purchaser's business pending or, to Purchaser's knowledge, threatened by, against, or affecting Purchaser or (ii) judgments, orders, or decrees of any Governmental Entity binding on Purchaser that are reasonably likely to result in a Purchaser Material Adverse Effect on Purchaser. For the purposes of this Agreement, "Purchaser Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect on Purchaser's financial condition, prospects, financial projections, or results of operations taken as a whole or
(ii) on the ability of Purchaser to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

          5.2.7 Capitalization. The authorized capital stock of Purchaser consists of 100,000,000 shares, of which (i) 80,000,000 are designated as Purchaser Common Stock and (ii) 20,000,000 shares are designated as Preferred Stock, $0.001 par value per share (the "Preferred Stock"). Fourteen million (14,000,000) shares of the Preferred Stock are designated as Series A Preferred Stock, 4,200,000 of which are designated as Series A-1 Preferred Stock, 2,600,000 of which are designated Series A-2 Preferred Stock and 7,200,000 of which are designated Series A-3 Preferred Stock. As of the date hereof the issued and outstanding capital stock of Purchaser consists of (i) 5,503,427 shares of Purchaser Common Stock, all of which are validly issued, fully paid and non-assessable, (ii) 3,255,814 shares of Series A-1 Preferred Stock, all of which are validly issued, fully paid and non-assessable and (iii) 2,000,000 shares of Series A-2 Preferred Stock, all of which are validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.2.7, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Purchaser to issue or sell any shares of capital stock of Purchaser. There are no outstanding or authorized stock appreciation rights, phantom stock or stock rights with respect to Purchaser.

          5.2.8 SEC Reports; Disclosure. Purchaser has provided to Seller and the Shareholders a copy of each of the SEC Reports.

          5.2.9 Financial Statements. The financial statements of Purchaser contained in the SEC Reports (collectively, the "Purchaser Financial Statements") have been prepared in accordance with GAAP consistently applied throughout the periods involved and such Purchaser Financial Statements, including the related notes, fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of Purchaser and its consolidated subsidiaries at of the dates and for the periods indicated; provided, however, that the unaudited interim financial statements included in the Purchaser Financial Statements are subject to normal year-end adjustments (all of which are of a recurring nature and none of which individually or in the aggregate would have a Purchaser Material Adverse Effect).

          5.2.10 Absence of Changes. Except as disclosed in the SEC Reports, since June 30, 2004 there has not been any change in the assets, liabilities, financial condition or operating results of Purchaser from that reflected in the Purchaser Financial Statements, except changes in the ordinary course of business that have not created, in the aggregate, a Purchaser Material Adverse Effect.

          5.2.11 Commissions and Finders Fees. Neither Purchaser, nor any Person acting on the behalf of Purchaser has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

                              ARTICLE VI. RESERVED
                                          --------

                             ARTICLE VII. RESERVED
                                          --------

             ARTICLE VIII. DOCUMENTS TO BE DELIVERED AT THE CLOSING
                           ----------------------------------------

     8.1 Documents to be Delivered by the Shareholders and Seller. At the Closing, the Shareholders and Seller will deliver or cause to be delivered to Purchaser, the following, at the expense of the Shareholders and Seller and in proper form for recording where appropriate:

          8.1.1 Transfer Documents. Such bills of sale, assignments, general warranty deeds, and other good and sufficient instruments of transfer as Purchaser may reasonably request conveying and transferring to Purchaser title to the Purchased Assets free and clear of all liens and encumbrances except Permitted Liens which shall be in form and substance reasonably satisfactory to Purchaser, on the one hand, and the Shareholders and Seller, on the other hand.

          8.1.2 Certified Resolutions. Certified resolutions of the Boards of Directors of Seller approving the execution and delivery of this Agreement and the Seller Ancillary Documents and authorizing the consummation of the transactions contemplated hereby and thereby.

          8.1.3 Certificate of Net Book Value. A closing statement (the "Closing Statement") setting forth and certifying as to the Net Book Value of the Business as of the Closing Date which shall not be less than $70,000. The Closing Statement (i) shall be prepared in accordance with GAAP applied in a manner consistent with the application of those principles in the Interim Balance Sheet and (ii) shall present fairly the Net Book Value as of the Closing Date; provided, however, that (A) no liabilities or reserves related to accounts receivable reflected on the Closing Statement shall be reduced or eliminated prior to the date of the Closing Statement except by reason of payment or credit occurring in the ordinary course of the Business consistent with past practice,
(B) all Retained Liabilities and Excluded Assets shall be excluded from the Closing Statement, and (C) no prepaid expense shall be included on the Closing Statement unless Purchaser will actually realize the benefit thereof subsequent to the Closing Date. For purposes of this Agreement "Net Book Value" means the sum of the respective book values of the Purchased Assets, minus the amount of Assumed Liabilities.

          8.1.4 Employment Agreements. Executed Employment Agreements between the Purchaser and each of the following individuals: (i) William Corbin, (ii) Richard Wallace and (iii) Stephen Urell, in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively.

          8.1.5 Licensing Agreement. A Licensing Agreement entered into by Nvision and the Purchaser.

          8.1.6 Reseller Agreement. A Reseller Agreement entered into by Nvision and the Purchaser in substantially the form attached hereto as Exhibit D.

          8.1.7 Subordination Agreements. Subordination Agreements entered into by each of Seller and Corbin and Textron Financial Corporation ("Textron") in the form attached hereto as Exhibit F.

          8.1.8 Waiver and Release . The agreement by and among Maggiore, Anne Louise Della Maggiore, Corbin, Michelle Elizabeth Corbin and Seller in the form attached hereto as Exhibit G.

          8.1.9 Good Standing Certificates. Governmental certificates showing that Seller is duly incorporated and in good standing in the state or jurisdiction of its incorporation and in good standing in each state listed on
Schedule 5.1.1 or 5.1.2, as applicable, certified as of a date not more than ten days before the Closing Date.

          8.1.10 Lien Searches. Lien Searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC-11) for entries in the name of the Seller (including under any assumed names) completed and certified by the Secretary of State of the State of California dated no earlier than 20 days prior to Closing Date and showing the absence of any such liens on the Assets (other than Permitted Liens).

          8.1.11 Tax Certificates. Any clearance certificates or similar documents that are required by any taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the payments to the Seller or the Shareholders pursuant to this Agreement.

          8.1.12 FIRPTA. An affidavit of Seller that satisfies the requirements of Section 1445(b)(2) of the Code, in form and substance reasonably satisfactory to Purchaser.

          8.1.13 Other Documents. Such additional information and materials as Purchaser shall reasonably request.

     8.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser will deliver to Seller at the expense of Purchaser:

          8.2.1 Purchase Price. A wire transfer to Seller of immediately available funds in the amount of the Cash Consideration as provided in Section 3.1.

          8.2.2 Assumption Agreement. Such assumption agreements as Seller may reasonably request relating to Purchaser's assumption of the Assumed Liabilities.

          8.2.3 Certified Resolutions. Certified resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the Purchaser Ancillary Documents and authorizing the consummation of the transactions contemplated hereby and thereby.

          8.2.4 Good Standing Certificates. Governmental certificates showing that Purchaser is duly incorporated and in good standing in the State of New York, certified as of a date not more than ten days before the Closing Date.

          8.2.5 Employment Agreements. Executed Employment Agreements between the Purchaser and each of the following individuals: (i) Corbin, (ii) Richard Wallace and (iii) Stephen Urell, in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively.

          8.2.6 Option Agreement. Executed Option Agreements between the Purchaser and each of the following individuals: (i) Corbin, (ii) Richard Wallace, (iii) Stephen Urell and (iv) Heidi Reiland, in substantially the forms attached hereto as Exhibit E-1, Exhibit E-2, Exhibit E-3, and Exhibit E-4,respectively.

          8.2.7 Other Documents. Such additional information and materials as Seller shall reasonably request.

                       ARTICLE IX. POST-CLOSING COVENANTS
                                   ----------------------

     9.1 Employees; Employee Benefits Plans. Seller shall pay directly to each employee of the Business (or to the applicable fund, program, arrangement, or plan maintained by Seller therefore) that portion of all benefits (including the arrangements, plans, and programs set forth in Schedule 5.1.20(a)) which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. No portion of the assets of any Employee Benefit Plan or any other plan, fund, program, or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program, or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program, or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement, or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement, or plan maintained by Seller therefor shall be paid by Seller in accordance with the terms of such fund, program, arrangement, or plan.

     9.2 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations, or the assets and properties used therein (except for the Assumed Liabilities).

     9.3 Maintenance of Books and Records. Seller and Purchaser shall, preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets or liabilities of the Business, or the operation of the Business, prior to the Closing Date. At the end of such period, such records may then be destroyed no earlier than the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or deliver such records to the objecting party at the objecting party's cost. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided, further that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors, and representatives will use due care to not disclose such information except to the extent such information (a) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction (provided the party seeking to disclose such information, if not prohibited by such authority or Governmental Entity or applicable Law, provides the other party or parties with reasonable prior notice thereof) or (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 9.3.

     9.4 Payments Received. After the Closing, Seller and Purchaser will hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder.

     9.5 Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request in order to permit Purchaser to use the name Network Catalyst, Inc. and variants thereof. From and after the Closing Date, Seller will not itself, and will cause its Subsidiaries not to, use the name Network Catalyst, Inc. or any names similar thereto or variants thereof and shall promptly amend and cause each Subsidiary to amend its charter or other organizational documents to remove such reference.

     9.6 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing and termination statements as Purchaser may request from time to time to evidence transfer of the Purchased Assets to Purchaser and the release of any Liens therefrom.

     9.7 Financial Statements. Seller, at Purchaser's expense, shall provide Purchaser, within 15 days after Purchaser's written request therefor, with such financial statements relating to the Business as may be required by Rule 3-05 or
Article 11 of Regulation S-X promulgated under the United States Securities Act of 1933, as amended (the "1933 Act"), and the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1933 Act or the 1934 Act, including unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder.

     9.8 Covenant Not to Compete. Until the second anniversary of the Closing Date (such period being referred to herein as the "Noncompetition Term"), each of the Shareholders and the Seller severally agrees to refrain from, anywhere in the world, directly or indirectly through any Affiliate (whether individually or as a principal, officer, director, employee, shareholder, investor, consultant, advisor, partner, joint venturer, agent, equity owner, or in any other capacity whatsoever):

          (a) engaging or participating in any activity with respect to the development, marketing, and sale of products or services that compete with the Business; provided, however, that the foregoing shall not be construed to preclude either of the Shareholders, Seller, or any of their respective Affiliates from making any investments in the securities of any Person, whether or not engaged in competition with the Business, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed one percent (1%) of the issued and outstanding shares of such Person or give Seller, either Shareholder, or any of their respective Affiliates the right or power to control or participate directly in making the policy decisions of such Person; or

          (b) causing or attempting to cause (A) any customer to whom the Business supplies any of its services and/or products to terminate any purchase or other similar contract, or relationship with the Business after the Closing or to replace the Business as a supplier of Products, in whole or in part, with any other Person, or (B) any supplier from whom the Business purchases raw materials and other products to terminate any supply or other similar contract or relationship with the Business; or

          (c) encouraging, soliciting, or inducing any manager, officer, supervisor, or other employee of the Business to terminate his or her employment relationship with the Business or to become employed by any Person other than the Business.

Each of the Shareholders and Seller severally acknowledges that the geographic boundaries, scope of prohibited activities, and the Noncompetition Term contained in this Section 9.8 are reasonable and no broader than necessary to protect the investment by Purchaser in the Purchased Assets being acquired pursuant to this Agreement and Purchaser's and its Affiliates ongoing interests in the Business and do not and will not impose any unreasonable burden upon the Seller, the Shareholders, or their respective Affiliates. Each of the Shareholders and Seller severally agrees that (i) any breach by him or it of any of the provisions contained in this Section 9.8 would cause irreparable damage to Purchaser for which monetary damages and other remedies at law may not be adequate, and (ii) Purchaser will be entitled as a matter of right to obtain, without posting any bond whatsoever, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 9.8 or to require the Shareholders or Seller to perform their respective obligations under this Section 9.8, which right to equitable or extraordinary relief will not be exclusive of but will be in addition to all other remedies to which Purchaser may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages). If, during any calendar month during the Noncompetition Term, either Shareholder or Seller is not in compliance with the terms of this Section 9.8, Purchaser will be entitled, in addition to all other remedies to which it may be entitled, to specifically enforce such non-complying party's compliance with the terms of this Section 9.8 for an additional number of calendar months (over and above the number of calendar months included within the Noncompetition Term) equal to the number of calendar months during which such noncompliance occurred.

     9.9 Post-Closing Confidentiality. For a period of five years after the Closing Date, the Shareholders and Seller shall, and shall cause their respective officers, directors, employees, affiliates, agents, and other representatives to, hold in confidence (and not release or disclose to any Person other than Purchaser and its authorized representatives) and not use for any purpose any (a) proprietary or other information regarding Purchaser or any of its Affiliates disclosed to Seller or the Shareholders or any of the other foregoing Persons in connection with the negotiation or preparation of this Agreement or otherwise in connection with he transactions contemplated hereby or
(b) proprietary or other information relating to the Purchased Assets or the Business that remains after the Closing in the possession of the Shareholders or Seller or any of the other foregoing Persons. Notwithstanding the foregoing, the confidentiality obligations of this Section 9.9 shall not apply to information which (i) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction (provided the Shareholders or Seller provides Purchaser with reasonable prior written notice thereof), or (ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 9.9.

     9.10 Post-Closing Notifications. Purchaser will, and the Shareholders and Seller will comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control, export, or other Law of any Governmental Entity having jurisdiction over Purchaser, the Shareholders, or Seller, as applicable.

     9.11 Certain Tax Matters. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign ("Transfer Tax"), and all recording or filing fees, notarial fees, and other similar costs of Closing with respect to the transfer of the Purchased Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by the Shareholders and Seller. Seller and the Shareholders, jointly and severally, shall be liable for and pay, and shall indemnify Purchaser against any liability, direct or indirect for, any Taxes imposed on Purchaser or with respect to the Purchased Assets that are attributable to any taxable periods ending on or prior to the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date. With respect to any non-income Tax imposed on a periodic basis that relates to a taxable period straddling the Closing Date, such Tax shall be prorated to the Closing Date, and the portion allocable prior to the Closing Date shall be promptly paid or reimbursed by Seller and the Shareholders and the portion allocable to the period after the Closing shall be promptly paid or reimbursed by the Purchaser.

     9.12 Insurance. With respect to any loss, liability, or damage relating to, resulting from, or arising out of, the conduct of the Business on or prior to the Closing Date which constitutes an Assumed Liability and for which Seller would be entitled to assert, or cause any Affiliate or other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller or Affiliate thereof in respect of the Business or the Purchased Assets, at the request of Purchaser, Seller will use reasonable efforts to assert, or to assist Purchaser to assert, one or more claims under such insurance covering such loss, liability, or damage if Purchaser is not itself entitled to assert such claim but Seller is so entitled. In the case of any damage to or destruction of the Purchased Assets occurring prior to Closing that is covered by insurance maintained by Seller or Affiliate, Seller shall deliver all insurance proceeds realized therefrom to Purchaser at Closing or as soon thereafter as collected by Seller or such Subsidiary or Affiliate.

     9.13 Subordination Agreements. Each of the Seller and Corbin hereby agree to enter into any subordination agreement requested by any Person who is the Purchaser's senior lender, pursuant to which the Seller and Corbin agree to subordinate their respective rights and interests, if any, in and to (x) with respect to Corbin, the Corbin Note and (y) with respect to the Seller, the Seller Earnout Consideration, to any such Person.

     9.14 SEC Filings. Each of the Seller and the Shareholders, as applicable, shall file, or cause the filing of, or cooperate with the Purchaser to file, as the case may be, any and all forms, schedules, certificates and/or other documents required under any federal or state securities laws, including, but not limited to, Schedule 13D, Schedule 13G, Forms 3 and Forms 4, as the case may be.

     9.15 Termination of Seller's Profit Sharing Plan. Seller shall cause to be filed with the IRS as soon as practicable after the Closing Date, an application on Form 5310 for the IRS to make a determination as to the qualification status of the Network Catalyst Profit Sharing Plan (the "Profit Sharing Plan") as of the date of termination of the Profit Sharing Plan and the distribution of the assets of the Profit Sharing Plan as soon as administratively feasible thereafter (the "Application"). Seller shall designate the attorneys, actuaries and other professionals who shall prepare and file the Application and related documents and respond to any inquiries from the IRS. These professionals shall also prepare any amendments to the Profit Sharing Plan, along with any notices, explanations and benefit statements, annual IRS Form 5500 filings for all outstanding years, including the year of final liquidation of assets of the Profit Sharing Plan, and other documents required to terminate the Profit Sharing Plan, to obtain a favorable IRS determination letter as to the qualification of the Profit Sharing Plan, and complete the benefit distributions, to the extent permitted by applicable law. Seller shall pay all professional fees and other costs and expenses incurred in connection with the amendment and termination of, and benefit payments from, the Profit Sharing Plan, and in connection with the Application and the employee notices and statements required under this Section 9.15 and the Application.

     9.16 California Sales Tax Payments. On or before September 30, 2004, Seller shall pay any and all accrued and unpaid sales tax liability of Seller to the appropriate taxing authorities in the State of California.

                    ARTICLE X. SURVIVAL AND INDEMNIFICATION
                               ----------------------------

     10.1 Survival of Representations, Warranties, and Covenants. Except as to the representations and warranties contained in Sections 5.1.20, 5.1.23, 5.1.24, and 5.1.29, which shall survive the Closing and remain in effect until six (6) months after the expiration of the statute of limitations applicable thereto (giving effect to any waiver, mitigation or extension thereof), the representations and warranties of Seller and the Shareholders and of Purchaser contained in this Agreement shall survive the Closing until June 30, 2006. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as hereinafter defined) asserted within such period of survival as herein provided will be timely made for purposes hereof.

     10.2 Limitations on Liability.

          (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs, and expenses, and any and all claims, demands, or suits (by any Person, including any Governmental Entity), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action, or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

          (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 10.3(a)(i) or 10.3(b)(i), unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 10.3(a)(i) or 10.3(b)(i), as applicable, exceeds $10,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent of the full amount of Indemnifiable Losses. No Indemnifying Party shall be liable for Indemnifiable Losses pursuant hereto to the extent (but only to the extent) that the aggregate amount thereof exceeds $5,000,000 plus the aggregate amount of the Seller Earnout Consideration; provided, however, that Maggiore shall not be liable for such Indemnifiable Losses in excess of $5,000,000. For purposes of satisfying any Indemnifiable Losses of Purchaser, shares of Purchaser Common Stock in the Escrow Deposit shall have a deemed value of $2.00 per share.

          (c) The Purchaser shall be entitled to offset the amount of any Indemnifiable Losses for which it is entitled to indemnification from any Indemnifying Party pursuant to this Article X against any amounts then owing by Purchaser to Seller or the Shareholders pursuant to Section 3.2 hereof; provided, that such amounts subject to such offsets shall not exceed $200,000 in the aggregate. Without limiting the generality of the foregoing Purchaser shall be authorized to withhold payment of any such amounts otherwise due to Seller or the Shareholders pursuant to Section 3.2 hereof to satisfy any Indemnifiable Losses which are the subject of any claim for indemnification under this Article X until the earlier of (a) such time as the Purchaser and Seller have agreed in writing on the amount of Indemnifiable Losses to which the Purchaser is entitled in respect of such claim or (b) until such claim has been resolved by a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amount of, and liability with respect to, the item resulting in such Indemnifiable Loss for which indemnification is sought and the denial of, or expiration of all rights to, appeal related thereto. For purposes of this Section 10.2(d), the Purchaser shall satisfy any and all such claims by first offsetting any of its obligations to pay the Seller Earnout Consideration, then from the Cash Deposit held pursuant to the Escrow Agreement and then from the Stock Deposit held pursuant to the Escrow Agreement. If all of such sources are unavailable or have been depleted, the Purchaser may proceed directly against Seller and the Shareholders.

     10.3 Indemnification. (a) Subject to Sections 10.1 and 10.2, each of Seller, Corbin and Maggiore jointly and severally agrees to indemnify, defend, and hold harmless Purchaser and their respective Affiliates and directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

               (i) any breach of representation or warranty of Seller or the Shareholders under the terms of this Agreement and, except as provided for in Section 10.3(a)(vi) below, any certificate or other document delivered pursuant hereto;

               (ii) any breach or nonfulfillment of any agreement or covenant of Seller or the Shareholders under the terms of this Agreement;

               (iii)  any Retained Liabilities;

               (iv) any failure to comply with any "bulk sales" Laws applicable to the transactions contemplated hereby;

               (v) the conduct of the Business or any portion thereof or the use or ownership of any of the Purchased Assets prior to or on the Closing Date, other than the Assumed Liabilities;

               (vi) any breach or inaccuracy of the representation as to Net Book Value of the Business contained in the Closing Statement delivered pursuant to Section 8.1.3 hereof; and

               (vii) any action by Roger Brent Brightwell arising out of or with respect to Roger Brent Brightwell's employment with the Seller prior to the Closing Date.

          (b) Subject to Section 10.1 and 10.2, Purchaser agrees to indemnify, defend, and hold harmless the Shareholders and Seller and their respect Affiliates and directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

               (i) any breach of representation or warranty of Purchaser under the terms of this Agreement and any certificate or other document delivered pursuant hereto;

               (ii) any breach or nonfulfillment of any agreement or covenant of Purchaser under the terms of this Agreement;

               (iii)  any Assumed Liabilities; and

               (iv) the conduct of the Business or any portion thereof or use or ownership of any of the Purchased Assets after the Closing Date.

     10.4  Defense of Claims.

          (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 45 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

          (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. A failure to give timely notice or to include any specified information in any notice as provided in Sections 10.4(a) or 10.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was actually and materially prejudiced in its defense of such claim by the failure to receive timely notice.

          (c) The Indemnifying Party will have 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

     10.5 Adjustment to Purchase Price. Any Indemnity Payment hereunder shall be treated as an adjustment to the Purchase Price.

                              ARTICLE XI. RESERVED
                                          --------

                     ARTICLE XII. MISCELLANEOUS PROVISIONS
                                  ------------------------

     12.1 Specific Performance. The parties recognize that if the Shareholders or Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injuries. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller which results in the filing of a lawsuit for damages, specific performance, or other remedies, Purchaser shall be entitled to reimbursement by Seller of reasonable legal fees and expenses incurred by it.

     12.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

          (a)  If to Seller and the Shareholders, to:

          Network Catalyst, Inc.
          1370 Reynolds Avenue
          Suite 101
          Irvine, California 92614
          Facsimile No.: 949.852.6665
          Attention:  William Corbin
          with a copy to, which copies shall not constitute notice:

          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
          Menlo Park, CA  94025
          Facsimile No.: 650.321.2800
          Attention:  Colin Chapman, Esq.

          (b)  If to Purchaser, to:

          MTM Technologies, Inc.
          850 Canal Street
          Stamford, Connecticut 06902
          Facsimile No.: 203.975.3776
          Attention:  John Kohler, Esq.

          with a copies to, which copies shall not constitute notice:

          Thelen Reid & Priest LLP
          875 Third Avenue
          New York, New York 10022
          Facsimile No.: 212.603.2001
          Attention:  E. Ann Gill, Esq.

     or to such other address or facsimile number as any such party may from time to time designate as to itself by like notice.

     12.3 Expenses. Except as otherwise expressly provided herein, the Shareholders and Seller will pay any expenses incurred by them incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. In any action to enforce any of the terms of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs.

     12.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that (a) nothing in this Agreement is intended to limit Purchaser's ability to sell or to transfer any or all of the Purchased Assets following the Closing Date, (b) Purchaser may assign or delegate to any direct or indirect wholly-owned subsidiary of Purchaser the right to acquire part or all of the Purchased Assets and its obligation to assume any Assumed Liabilities in connection therewith, and (c) Purchaser may make a collateral assignment of its rights under this Agreement to any lender who provides funds to Purchaser for the acquisition of the Purchased Assets. Seller shall execute acknowledgements of such assignment(s) and collateral assignments in such forms as Purchaser or Purchaser's lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser's assigns.

     12.5 Waiver. Purchaser and Seller by written notice to the other may (a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered in connection herewith, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies, or compliance or waiver or modification of performance with respect to its (or any of its Affiliates) representations, warranties, conditions, or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions, or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

     12.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and any other documents and instruments delivered pursuant hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates
(or by any director, officer, or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto and any other documents and instruments delivered pursuant hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates or any other person with respect to the subject matter of this Agreement except as expressly set forth herein. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein. There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.

     12.7 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

     12.8  Rights of the Parties. Except as provided in Articles II and X or in
Section 12.4, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     12.9 Brokers. Purchaser shall indemnify and hold harmless the Shareholders and Seller, and Seller and the Shareholders shall jointly and severally indemnify and hold harmless Purchaser, from and against any liability, claim, loss, damage, or expense incurred by Purchaser or by the Shareholders and Seller, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Purchaser or by the

Shareholders or Seller, respectively, in connection with this Agreement or the transactions contemplated hereby.

     12.10 Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

     12.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

     12.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

     12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

     12.14 Titles and Headings. Titles and headings to articles and sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.15 Passage of Title and Risk of Loss. Legal title, equitable title, and risk of loss with respect to the Purchased Assets will not pass to Purchaser until such Purchased Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, and other computational purposes as of 11:59 P.M. (New York City Time) on the Closing Date.

     12.16 Certain Interpretive Matters and Definitions.

          (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules, or Exhibits are to Sections, Articles, Schedules, or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" shall mean "and/or," (v) words in the singular include the plural and vice versa, (vi) "affiliate" or "Affiliate" has the meaning given to such term in Rule 12b-2 of Regulation 12B under the 1934 Act, (vii) words of any gender shall include each other gender,
     (viii) "include," "including," and their derivatives shall mean "including without limitation," and (ix) "person" or "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity or Governmental Entity. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

          (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12.17 Bulk Sales. Purchaser waives compliance by Seller with the provisions of the so-called bulk sales Law of any jurisdiction; provided, however, that the Shareholders and Seller will indemnify, defend, and hold harmless Purchaser and its Affiliates in respect of any Indemnifiable Loss relating to, resulting from, or arising out of, Seller's failure so to comply with such Laws in connection with the transactions contemplated by this Agreement.

     12.18 Spousal Consent. Each of Michelle Elizabeth Corbin and Anne Louise Della Maggiore, individually and not jointly, being the lawful spouse of a Shareholder, hereby certifies and agrees that: (a) he/she has read, understood and approves this Agreement and the attached exhibits, (b) he/she agrees on behalf of himself/herself and all his/her successors in interest that this Agreement binds his/her community property interest, if any, in any stock of the Seller registered in the name of his/her spouse on the books of the Seller, (c) he/she consents to the delivery, execution and performance of this Agreement and all other documents relating to the Seller, including without limitation, the sale of his/her spouse's interest in the stock of the Seller as provided herein, without the necessity of obtaining his/her signature or further consent, (iv) he/she grants a power of attorney to his/her spouse for the sole and exclusive purpose of dealing with his/her interest, if any, in the stock of the Seller, and (v) he/she acknowledges that he/she has been advised to seek separate counsel in the execution of this Agreement. Said power of attorney granted herein is deemed to be coupled with an interest in the stock of the Seller, shall be irrevocable and shall survive the death, disability or bankruptcy of any such person.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           THE SHAREHOLDERS


                                           By:/s/ Willaim Corbin
                                              ---------------------------------
                                           Name: William Corbin


                                           By:/s/ Rocci J. Della Maggiore
                                              ----------------------------------
                                           Name: Rocci J. Della Maggiore


                                           NETWORK CATALYST, INC.


                                           By:/s/ William Corbin
                                              ----------------------------------
                                           Name: William Corbin
                                           Title: Chief Executive Officer


                                           MTM TECHNOLOGIES, INC.


                                           By:/s/ Francis J. Alfano
                                              ----------------------------------
                                           Name: Francis J. Alfano
                                           Title: Chief Executive Officer

         IN WITNESS WHEREOF, the individuals set forth below have executed and delivered this Agreement solely for the purposes of agreeing to be bound by the terms and provisions of Section 12.18 as of the date first above written.




                                           By:/s/ Michelle Elizabeth Corbin
                                              ----------------------------------
                                           Name: Michelle Elizabeth Corbin


                                           By:/s/  Anne Louise Della Maggiore
                                              ----------------------------------
                                           Name: Anne Louise Della Maggiore

                                    EXHIBIT A

                            FORM OF ESCROW AGREEMENT

                                   EXHIBIT B-1

                  FORM OF WILLIAM CORBIN'S EMPLOYMENT AGREEMENT

                                   EXHIBIT B-2

                 FORM OF RICHARD WALLACE'S EMPLOYMENT AGREEMENT

                                   EXHIBIT B-3

                  FORM OF STEPHEN URELL'S EMPLOYMENT AGREEMENT

                                    EXHIBIT C

                                    RESERVED

                                    EXHIBIT D

                           FORM OF RESELLER AGREEMENT

                                   EXHIBIT E-1

                     FORM OF WILLIAM CORBIN OPTION AGREEMENT

                                   EXHIBIT E-2

                    FORM OF RICHARD WALLACE OPTION AGREEMENT

                                   EXHIBIT E-3

                     FORM OF STEPHEN URELL OPTION AGREEMENT

                                   EXHIBIT E-4

                     FORM OF HEIDI REILAND OPTION AGREEMENT

                                    EXHIBIT F

                         FORM OF SUBORDINATION AGREEMENT

                                    EXHIBIT G

                      FORM OF WAIVER AND RELEASE AGREEMENT